UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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HAMPDEN BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
MHC MUTUAL CONVERSION FUND, L.P. CLOVER PARTNERS, L.P. CLOVER INVESTMENTS, L.L.C. MICHAEL C. MEWHINNEY JOHNNY GUERRY GAROLD R. BASE
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Filed by Clover Partners, L.P. and Others

A copy of a presentation to ISS is attached hereto. This material may be deemed to be solicitation material in respect of the solicitation of proxies from the shareholders of Hampden Bancorp, Inc. (the “Company”) in connection with the Company’s 2013 Annual Meeting of the Stockholders.

Important Information

MHC Mutual Conversion Fund, L.P. has nominated Johnny Guerry and Garold R. Base as nominees to the board of directors of the Company and is soliciting votes for the election of Mr. Guerry and Mr. Base as members of the board. On October 8, 2013, MHC Mutual Conversion Fund, L.P. filed its definitive proxy statement and related proxy materials with the Securities and Exchange Commission (“SEC”), and has sent the definitive proxy statement, WHITE proxy card and related proxy materials to shareholders of the Company seeking their support of Mr. Guerry and Mr. Base at the Company’s 2013 Annual Meeting of Stockholders.  Stockholders are urged to read the definitive proxy statement and WHITE proxy card because they contain important information about the participants in the solicitation, Mr. Guerry and Mr. Base, the Company and related matters.  Stockholders may obtain a free copy of the definitive proxy statement and WHITE proxy card and other documents filed by MHC Mutual Conversion Fund, L.P. with the SEC at the SEC’s web site at www.sec.gov.  The definitive proxy statement and other related SEC documents filed by MHC Mutual Conversion Fund, L.P. with the SEC may also be obtained free of charge from the MHC Mutual Conversion Fund, and by contacting Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, NJ 07003
Shareholders Call Toll Free: 1-877-777-5216
Banks and Brokers Call Collect: 973-873-7700

Participants in Solicitation

The participants in the solicitation by MHC Mutual Conversion Fund, L.P. consist of the following persons: MHC Mutual Conversion Fund, L.P., Clover Partners, L.P., Clover Investments, L.L.C., Michael C. Mewhinney, Johnny Guerry and Garold R. Base.  Such participants may have interests in the solicitation, including as a result of holding shares of the Company’s common stock.  Information regarding the participants and their interests may be found in the definitive proxy statement filed with the SEC on October 8, 2013, which is incorporated herein by reference.

Hampden Bancorp, Inc. (HBNK) Presentation to ISS October 10, 2013 Clover Partners LP

Business Overview Hampden Bancorp, Inc. ("HBNK" or "Company") operates as the bank holding company for Hampden Bank that provides banking products and services to individuals, families, and businesses in Hampden county, Massachusetts. HBNK's loan portfolio comprises commercial real estate loans, residential real estate loans secured by one-to-four-family residences, residential and commercial construction loans, commercial and industrial loans, home equity lines-of-credit, fixed rate home equity loans, and other personal consumer loans. It also engages in buying, selling, holding, and dealing in securities. HBNK offers its products and services through its main office located in Springfield, Massachusetts and nine other offices located in Hampden County, Massachusetts, as well as through Internet. HBNK was founded in 1852 and is headquartered in Springfield, Massachusetts. 2

Timeline Clover Partners began acquiring shares of HBNK in May 2011. In late August 2012, Clover held a conference call with HBNK's management team to discuss the operational performance and strategic direction for the Company. On October 17, 2012, Clover disclosed its letter to HBNK's board of directors, in which Clover stated that it was in the best interest of HBNK's stockholders to sell the Company to a strategic buyer. In November 2012, a resolution to explore strategic alternatives was passed by shareholders at HBNK's annual meeting. From November 2012 to March 2013, Clover had multiple conversations with HBNK's management to discuss whether the bank had hired an independent party to perform a strategic review of the institution. As of Clovers' final conversation with HBNK, HBNK had not engaged an independent party to perform the review. On May 1, 2013, Clover disclosed its intent to nominate Messrs. Guerry and Base for election to Hampden Bancorp's board of directors. On August 12, 2013, HBNK filed a Form 8-K, which disclosed Clover's intention to submit a proposal to the Company's stockholders at the Annual Meeting. Clover's proposal recommends that the Company's board of directors take the necessary steps to enhance stockholder value through an extraordinary transaction including, but not limited to, selling or merging the Company with another institution. 3

Why Change is Needed? HBNK shareholders have suffered under leadership of its Board and the management team. The Company's Total Shareholder Return ("TSR") lagged its peer group over 1-year and 3-year periods prior to Clover's public pressure seeking sale of the bank. Since public disclosure of Clover's letter to the Board, HBNK's share price has outperformed its peer group and the benchmark index. We attribute HBNK's short-term TSR performance to expectation of a strategic transaction and not due to any underlying improvement in Company financials. In fact, HBNK's financial metrics have deteriorated since FY12. Not only has HBNK's share price lagged its peer group, the Company has underperformed in terms of all key financial metrics - ROAE, ROAA, Efficiency Ratio and Net Interest Margin ("NIM"). Meanwhile, the Board has awarded senior management with compensation that is not commensurate with HBNK's subpar financial performance. Similarly, the Board's decision to extend Change in Control ("CIC") agreements last year - despite shareholder approval of proposal to consider sale of the bank - is indicative of a Board which cares more about the interest of senior management instead of shareholders. Compensation 2007 2012 % Change Thomas R. Burton 291,282 584,076 100.5% Glenn S. Welch 154,689 290,399 87.7% Average Peer CEO Compensation 384,528 558,937 45.4% 4

Why Change is Needed? (contd.) We believe, HBNK's sustained underperformance is indicative of a failed strategy, and the current Board bears full responsibility for it. More importantly, neither management nor the Board have articulated a different plan to enhance shareholder value - staying the course will not help. Furthermore, appointment of Glenn Welch as the new CEO is unlikely to yield a different outcome, considering that he has been with the bank since 2001. Based on public disclosure, it does not appear that the Board has taken any step to address shareholder desire for a strategic transaction. There is no information on whether HBNK has retained an investment banker. Overall, the incumbent directors have overseen a strategy that has not only failed to deliver shareholder value but more importantly, appears lacking in an alternative plan. Considering the long term failings, we believe it is time for change. 5

Poor Total Shareholder Return ("TSR") - HBNK's TSR lagged its peer group and the benchmark index until public disclosure of Clover's letter to the Board. The letter suggested that the Board consider sale of the bank to a strategic buyer. Source: FactSet. Data as of 10/5/2013. Please refer to Appendix for peer group 6

To-date TSR performance is likely due to expectation of a strategic transaction - Since public disclosure of Clover's letter to the Board, HBNK's share price has outperformed its peer group and the benchmark index. - We attribute HBNK's short-term TSR performance to expectation of a strategic transaction, primarily in response to pressure by Clover. Absent shareholder pressure, HBNK's share price would likely fall to a level consistent with its sub-par track record. Source: FactSet. Data as of 10/5/2013. Please refer to Appendix for peer group 7

Stagnant financial performance does not support recent TSR outperformance - The recent run-up in HBNK's share price cannot be attributed to improved financial performance. In fact, the Company's Net Income and Efficiency ratio have both deteriorated since FY12. Source: FactSet database. 8

HBNK is a laggard among its peers - Not only has HBNK's performed poorly in absolute terms, it has consistently lagged its peer group since going public in FY07. Source: SNL Financials 9

HBNK is a laggard among its peers (contd.) Source: SNL Financials 10

Dismal profitability has resulted in failure to increase book value per share - Typically bank stocks are valued at a multiple of book value ("BV") per share. While HBNK's BV/share has increased since the IPO in June 2007, much of it is due to share buyback and not because of management's ability to grow shareholders equity. - Assuming HBNK had not repurchased shares, its book value per share would likely have increased by a nominal 3.3% since FY07. Source: FactSet database. SEC filings 11

Lack of Capital Deployment Options - Since 2007, HBNK has grown its loan book at a CAGR of 5.3%. This is reflective of slow growth potential in HBNK's target market, which even management openly admits. - Based on the historical loan growth rate, it would take until 2031 (18 years) to deploy excess capital to a normalized Total Common Equity (TCE)/Total Assets (TA) level of 9% - In order to grow at a higher rate, HBNK would have to lower loan pricing or compromise underwriting standards - both of which could affect the Bank's financial soundness. Source: SNL Financials and Clover's estimates 12

Total executive compensation has exceeded Cumulative Net Income - Management is taking lion share of the income as total Named Executive Officer (NEO) compensation has exceeded cumulative net income since HBNK started trading in June 2007. - We struggle to find evidence of any operational improvement or creation of shareholder value that would merit the outsized NEO compensation. The disconnect between operational performance, the stock price and management's compensation further corroborates the need for change. Source: FactSet database. 13

Poor disclosure on executive comp. plan Equity grants are all time-based, there is nothing 'at-risk'. A portion of the annual bonus is discretionary. There is limited disclosure on the annual bonus program. While the financial performance criteria is listed, there is no discussion about the specific targets. Also it is difficult to determine how much of the bonus opportunity is based on objective measures and how much is at the board's discretion. HBNK offers split dollar life insurance policy for Senior VP, Robert Michel, where a portion of the premiums are paid or forgiven by the Company until a specified retirement date. Mr. Michel becomes fully vested in the present day value of the benefit upon a CIC-related termination of employment. We rarely see this type of arrangement anymore. Supplement retirement benefit for other NEOs will payout until death ($60,000 annually for the CEO). Again, there is poor disclosure on the how these retirement payments are determined. 14

'Liberal' definition of Change in Control ("CIC") On November 6, 2012, the Board entered into CIC agreements between the Company and eight of its senior officers, for a one year period. We question the Board's rationale for entering into such agreements, especially in light of shareholders support for a proposal at last year's annual meeting to undertake strategic review process. According to the agreements, a CIC event would occur if: - Acquisition of Significant Share Ownership. A person or persons acting in concert become beneficial owners of 25% or more of a class of HBNK's voting securities. This clause shall not apply to beneficial ownership of Bank or Holding Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Holding Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities. - Change in Board Composition. During any period of two consecutive years, individuals who constitute the Bank's or the Holding Company's Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Bank's or the Holding Company's Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the members) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or - Tender Offer. A tender offer is made for 25% or more of the voting securities of the Bank or the Holding Company. 15

Questionable corporate governance practices HBNK has several shareholder unfriendly corporate governance practices. - Classified board. - Limitation on voting rights. Shareholders owning more than 10% of shares outstanding are not permitted to vote any shares in excess of the 10% limit. Amendment to voting rights requires approval of 80% of outstanding shares. - Vacancy at the Board can be filled exclusively by majority vote of directors then in office. - Directors may be removed for cause only if at least 80% of shares outstanding vote for such removal. - Shareholders are not allowed to call special meetings. - Shareholders cannot act by written consent. - Directors are allowed to issue blank check preferred stock. - Amendments to certificate of incorporation must be approved by a majority vote of its board of directors and also by a majority of the outstanding shares of its voting stock. Certain amendments require approval of 80% of outstanding shares (calling special meeting, the number and classification of directors) 16

Board's plan is not working At last year's annual meeting of stockholders, HBNK's management team made a presentation highlighting the operational progress made during 2012. (see below) While we agree on the importance of these operational metrics, FY13 performance data suggests that HBNK has failed to deliver. - CORE Return on Average Assets (ROAA) declined 7 basis points to 0.45% - Return on Average Equity (ROAE) increased a mere 5 basis points to 3.42% - Net Interest Margin (NIM) declined 36 basis points to 3.14% - Efficiency Ratio deteriorated by 40 basis points to 76.86% 17

Management reshuffle is meaningless On Nov. 20, 2012, HBNK announced that Glenn S. Welch would be appointed as the CEO effective Jan. 1, 2013, succeeding Thomas R. Burton. Shareholders should consider the following facts when deciding whether the CEO change is likely to bring any change at HBNK. We believe it will not. - Prior to his appointment as the CEO, Glenn Welch served as the President and Chief Operating Officer of HBNK from January 2012 to December 2012, as the Executive Vice President since 2006 and as the Senior Vice President and Division Executive for Business Banking of Hampden Bank since 2001. Mr. Welch has served as a director of the Company and Bank since January 2012. We wonder what will Mr. Welch do differently as the CEO that he could not during his 10+ years tenure at HBNK? - Thomas Burton, CEO from 1994 to Dec. 2012, will continue to serve as a director. What is the benefit of having such a long tenured CEO on the board, especially who failed to perform? Will the presence of a former CEO affect Mr. Welch's ability to take HBNK in a different direction? - Other members of the senior management team include Robert A. Massey (CFO since 2008, employed since 1991), Luke D. Kettles (employed since 2003), Robert J. Michel (employed since 1974) and Sheryl Shinn (employed since 2007). Again, considering that the core senior management team has been together for an extended period, is it reasonable to expect them to perform differently now? 18

Our Plan Cost Reduction Initiative - HBNK's efficiency ratio stood at 77.3% in the most recent quarter. - A strategic review of operating costs would highlight potential redundancies in operational functions. A review of the bank's technology platform would provide further insight on potential actions to streamline operational processes. - Reduce or modify levels of executive compensation, particularly the executive bonus program. - Review all other executive and employee benefit and compensation programs to decipher whether there are redundant or overlapping programs which can be modified or eliminated. New Products to Enhance Fee Income - A review of the bank's fee income drivers should highlight potential opportunities to cross sell banking which would further drive revenue outside of net interest income An Analysis to Find a Strategic Partner - An independent party (investment bank) would perform an analysis to ascertain strategic partners for HBNK. The analysis would include a review of potential partners, estimated cost savings from a combination, and a fair value of HBNK in the event of a sale. 19

Shareholder proposal to consider sale At last year shareholder meeting, the proposal to evaluate "strategic alternatives" including sale of HBNK was approved by majority of shareholders. Despite shareholder approval, the Board has failed to take any steps in this direction. Our research shows that the greater Springfield market, the Company's core market, is mature and does not have the demographic trends that would support a growth initiative. By management's own admission, the market is growing in the low single digits. Local employment is currently at decade lows. This anemic growth rate is further complicated by the level of competition from other banks in the area. We fear the Springfield market is too small and has too many banks, which is why we believe it is imperative for the Company's board of directors to explore all of the strategic alternatives available to HBNK, which may include selling the Company to a stronger competitor. We estimate that a strategic buyer might pay somewhere in the range of 1.3x-1.4x Hampden Bancorp's tangible book value (estimated to be in the range of $19.31 to $20.80 per share). 20

Why sell: Potential for significant value creation without execution risk - We believe HBNK shareholders can realize significant gains by selling the bank today instead of waiting for the management to execute its failed strategy, which entails high execution risk. Buyer Target Ann'd Deal Price to Name 2012-2013 Total Deal Value Above $24 Mil St. Name St. Date Value ($mn) TBV(%) 1st Constitution Bancorp NJ Rums on-Fair Haven Bank & Trust Co. NJ 08/14/2013 24 129 F.N.B. Corporation PA BCSB Bancorp, Inc. MD 06/13/2013 78 134 Haven Bancorp, MHC NJ Hilltop Community Bancorp, Inc. NJ 06/05/2013 27 130 Independent Bank Corp. MA Mayflower Bancorp, Inc. MA 05/14/2013 37 163 Lakeland Bancorp, Inc. NJ Somers et Hills Bancorp NJ 01/28/2013 66 152 Peoples Financial Services Corp. PA Penseco Financial Services Corporation PA 05/31/2013 156 147 Provident New York Bancorp NY Sterling Bancorp NY 04/03/2013 343 168 SI Financial Group, Inc. CT Newport Bancorp, Inc. RI 03/05/2013 64 116 Wilshire Bancorp, Inc. CA BankAsiana NJ 06/08/2013 31 137 Median Comps $63.9mn 137 Implied Deal Value Hampden Bancorp, Inc. HBNK $109 $20.33 Source: SNL Financials and Clover's estimates 21

Our Nominees Garold R. Base: - Mr. Base has owned and operated his own consulting practice under the name Base & Associates since January 2012. Currently, he is the managing partner of Base & Associates which provided services to banks and credit unions across the U.S. Prior to that time, he served as the President and Chief Executive Officer of ViewPoint Financial Group, Inc., a publicly traded bank holding company, and ViewPoint Bank (including its predecessor entities) from 1987-2011. During his tenure with ViewPoint Bank, Mr. Base oversaw the bank's growth from two locations and $179 million in assets to the $4 billion community bank that it is today. - Mr. Base served as a charter member of the Federal Reserve Bank's Community Depository Institutions Advisory Council, the Office of Thrift Supervision's Mutual Savings Association Advisory Committee, Trustee of the School District, Member of the Federal Reserve Advisory Board, Chairman of the Chamber of Commerce and Chairman of a State Commission for 10 years. - Mr. Base completed his education at the Univ. of Arkansas, Stanford Graduate School of Business and Rice University. - We believe that Mr. Base would qualify as an "audit committee financial expert," as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K . 22

Our Nominees (contd.) Johnny Guerry: - Mr. Guerry is a partner at Clover Partners, L.P. in 2004. He is the portfolio manager of MHC Mutual Conversion Fund, L.P., which primarily invests in small community banks. Mr. Guerry has managed the fund since its inception in 2007. Under his management, the fund has advanced approximately 81% while the SNL thrift index has declined approximately 54% during that same time period. Mr. Guerry regularly collaborates with bank management teams to advise on their strategic direction and suggest ways to improve operational performance. - Mr. Guerry is a graduate of the Southern Methodist University's Business Honors Program, where he graduated Summa Cum Laude. He is also a member of the Beta Gamma Sigma Business Honors Society. 23

Conclusion HBNK shareholders have suffered under leadership of its Board and the management team. The Company's Total Shareholder Return ("TSR") lagged its peer group over 1- year and 3-year periods prior to Clover's public pressure seeking sale of the bank. Not only has HBNK's share price lagged its peer group, the Company has underperformed in terms of all key financial metrics - ROAE, ROAA, Efficiency Ratio and Net Interest Margin ("NIM"). In fact, HBNK's financial metrics have deteriorated since FY12. Meanwhile, the Board has awarded senior management with compensation that is not commensurate with HBNK's subpar financial performance. Similarly, the Board's decision to extend Change in Control ("CIC") agreements last year - despite shareholder approval of the proposal to consider sale of the bank - is indicative of a Board which cares more about the interest of senior management instead of shareholders. We believe HBNK's sustained underperformance is indicative of a failed strategy. More importantly, neither management nor the Board have articulated a different plan to enhance shareholder value - staying the course will not help. 24

Conclusion (contd.) Based on public disclosure, it does not appear that the Board has taken any step to address shareholder desire for a strategic transaction. There is no information on whether HBNK has retained an investment banker. Our independent nominees have the right combination of experience and qualification to create shareholder value. As the largest shareholder, our interest is aligned with ALL other shareholders. VOTE on the WHITE proxy card. 25

Appendix Our peer group comprises compensation peers listed in HBNK's 2013 proxy statement (page 17). We excluded the MHCs as they have very different capital structure. - Enterprise Bancorp, Inc. - Hingham Institution for Savings - SI Financial Group, Inc. - Evans Bancorp, Inc. - Oneida Financial Corp. - Naugatuck Valley Financial Corporation - Chicopee Bancorp, Inc. - Jeffersonville Bancorp - Westfield Financial, Inc. - Beacon Federal Bancorp Inc. - Chemung Financial Corporation - New England Bancshares Inc. - Elmira Savings Bank - Salisbury Bancorp, Inc. - Central Bancorp Inc. - Lake Shore Bancorp, Inc. - BSB Bancorp, Inc. - Peoples Federal Bancshares, Inc. 26